EXHIBIT 4.79

Extension of Debenture Maturity Date

To:
lntellipharmaceutics International Inc. (the “Company”)

Re:
Debenture dated January 10, 2013, with an original face amount of US$1,500,000 issued by the Company to Dr. Isa Odidi and Dr. Amina Odidi (the “Debenture”) and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the current Maturity Date of the Debenture of April 1, 2017 is extended to October 1, 2017.

DATED as of March 28, 2017

/s/ Isa Odidi Isa Odidi	/s/ Amina Odidi Amina Odidi